EXHIBIT 10.46
PURCHASE AND SALE AGREEMENT
Timonium Professional Center, Timonium, MD
ARTICLE 1: PROPERTY/PURCHASE PRICE
     1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:
Devindar S. Sidhu or permitted assignee
c/o Sidhu Associates, Inc.
Executive Plaza III, Suite 1000
11350 McCormick Road
Hunt Valley, MD 21031
Telephone: 410/329-1115
Facsimile: 410/329-1172
E-mail: dev@sidhuai.com

(b) Seller and Notice Address:	With a copy to:
ACC Timonium LLC, a Delaware limited	Kennerly Lamishaw & Rossi
liability company	Attn: Howard Parelskin
c/o Asset Capital Corporation, Inc.	707 Wilshire Boulevard, Suite 1400
Attn: Douglas O’B. Thompson	Los Angeles, CA 90017
4733 Bethesda Avenue, Suite 800	Telephone: 213/426-2075
Bethesda, MD 20814	Facsimile: 213/596-5791
Telephone: 301/656-2333	E-mail: howardparelskin@klrfirm.com
Facsimile: 301/656-1960
E-mail: dthompson@assetcapitalcorp.com

(c) Title Company (or such other title company or agent	(d) Escrow Agent
as Purchaser shall select):	Chicago Title Insurance Company
Chicago Title Insurance Company	Attn: Dianne Boyle
Attn: Dianne Boyle	1129 20th Street, NW
1129 20th Street, NW	Washington, DC 20036
Washington, DC 20036	Telephone: 202/263-4745
Telephone: 202/263-4745	Facsimile: 202/955-5769
Facsimile: 202/955-5769	E-mail: boyled@ctt.com
E-mail: boyled@ctt.com

(e)	Date of this Agreement:	The latest date of execution by the Seller and the Purchaser, as shown on the signature page hereto.

(f)	Purchase Price:	$4,740,000.00.

(g)	Earnest Money:	$50,000.00 (the “Initial Earnest Money”), an additional $50,000.00 (the “Additional Earnest Money”) as provided in Paragraph 1.3, below, and/or any additional deposits of Earnest Money required herein, plus interest thereon.

(h)	Due Diligence Period:	The period ending July 25, 2006.

(i)	Financing Contingency Period:	The period ending August 11, 2006.

(j)	Closing Date:	As agreed between Seller and Purchaser, but no later than September 12, 2006.

(j)	Broker:	Blue & Obrecht Realty, LLC.
     1.2 Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (the “Property”):
     (a) The real property described in Exhibit A, together with the buildings and improvements thereon (the “Improvements”), and all appurtenances of the above-described real property, including easements or rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property.
     (b) All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on such property, but excluding word processing and computer equipment, software and accessories (including, without limitation, CPUs, printers, hubs, switches, firewalls, networking equipment and modems) and any items of personal property owned by tenants, any managing agent or others.
     (c) All of Seller’s interest, as landlord, in the “Leases,” being all leases and rental agreements relating to the Improvements, and all amendments thereto, and including all leases which may be made by Seller after the Date of this Agreement and before Closing as permitted by this Agreement.
     (d) All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (i) licenses, and permits relating to the operation of the Property, (ii) the right to use the name of the Property (if any) in connection with the Property, and (iii) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property.
     1.3 Earnest Money. The Initial Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent not later than the next business day after the Date of this Agreement. In the event that Purchaser fails to timely deposit the Initial Earnest Money with the Escrow Agent, this Agreement shall be of no force and effect. If Purchaser does not terminate this Agreement pursuant to Paragraph 2.5 and Paragraph 2.7, Purchaser shall deposit the Additional Earnest Money, in immediately available funds, with the Escrow Agent prior to the expiration of the Financing Contingency Period, following which the Earnest Money shall be deemed non-refundable and shall be disbursed to and retained by Seller in the event of a later termination of this Agreement for any reason other than as a result of a material default by Seller. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to the provisions of this Agreement. The Earnest Money shall be applied to the Purchase Price at Closing.
ARTICLE 2: INSPECTIONS
     2.1 Property Information. Seller shall make available to Purchaser within 5 days after the Date of this Agreement, to the extent in Seller’s possession, copies of, or access to with the right to copy, the following (“Property Information”):

     (a) copies of the existing Leases;
     (b) a current rent roll of the Property, in the customary form provided to Seller (the “Rent Roll”);
     (c) operating statements for the two previous fiscal years (or such lesser period of Seller’s ownership) and year-to-date (the “Operating Statements”);
     (d) a list and copies of any service or maintenance agreements, if any, relating to the Property (“Service Contracts”);
     (e) any existing title survey of the Property (the “Existing Survey”);
     (f) any environmental reports prepared for Seller or Seller’s predecessors;
     (g) copies of the most recent property tax statements with respect to the Property; and
     (h) an inventory of all Personal Property.
     2.2 Intentionally Deleted.
     2.3 Inspections in General. During the Due Diligence Period, Purchaser, its agents, and employees shall have the right to enter upon the Property for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior notice to Seller or Seller’s agent, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Purchaser shall not contact any tenant of the Property, any employees of Seller, any governmental agency or instrumentality, or any other third person regarding the Property without the prior written consent of Seller. Upon reasonable prior written notice and request from Purchaser, Seller shall notify tenants of the Property and permit Purchaser to view occupied units, subject to the rights of tenants under their leases and except to the extent specifically prohibited in such tenants’ leases. At Seller’s request, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by Purchaser, excluding only market and economic feasibility studies. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed before the inspection or test. Purchaser shall defend, indemnify Seller and hold Seller, Seller’s members, officers, directors, agents, contractors and employees and the Property harmless from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic’s and materialmen’s liens and Seller’s attorneys’ fees, arising out of or in connection with Purchaser’s inspection of the Property as allowed herein. The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement.
     2.4 Environmental Inspections and Release. The inspections under Paragraph 2.3 may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soils, water, air or other materials, including without limitation construction materials, for analytical testing, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s review and approval. At Seller’s request, Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents as provided above. Purchaser, for itself and any entity affiliated with Purchaser, waives and releases Seller and Seller’s Affiliates (hereafter defined) from and against any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental law, rule or regulation; provided, however, that if Purchaser is named as a responsible party in any litigation brought by a party unrelated to Purchaser and Seller is not so named, then Purchaser may interplead Seller in such action. The provisions of this paragraph shall survive the Closing or any earlier termination of this Agreement. “Seller’s Affiliates” means (a) any entity that directly or indirectly controls, is controlled by or is under common control with Seller, or (b) any entity at least a majority of whose economic interest is owned by Seller; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
     2.5 Termination During Due Diligence Period. If Purchaser determines, in its sole discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for Purchaser’s purposes, Purchaser shall have the right to terminate this Agreement by giving to Seller notice of termination before the expiration of the Due Diligence Period and the Initial Earnest Money shall be immediately refunded to Purchaser upon request. In addition, upon such a termination, Purchaser shall immediately return the Property Information and deliver all third party studies and reports obtained during the course of Purchaser’s inspections and investigations to Seller. If Purchaser does not give notice of termination prior to the expiration of the Due Diligence Period, this Agreement shall continue in full force and effect.
     2.6 Purchaser’s Reliance on its Investigations. To the maximum extent permitted by applicable law and except for Seller’s representations and warranties in Paragraphs 6.6 and 7.1 and any warranties of title contained in the Deed and the Assignment (hereafter defined) delivered at the Closing (“Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Seller. As a material part of the consideration for this Agreement, Purchaser agrees to accept the Property on an “as is” and “where is” basis, with all faults, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties. Except for Seller’s Warranties, no warranty or representation is made by Seller with regard to the Property as to fitness for any particular purpose, merchantability, design, quality, condition, operation or income, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absence of faults, flooding, or compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, other than the Seller’s Warranties, Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property. The provisions of this Paragraph 2.6 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.
     2.7 Financing Contingency. Purchaser, at its expense, shall apply for a loan (the “Loan”) to finance its acquisition of the Property within 15 days following the Date of this Agreement, and shall pay all lender fees and all fees for appraisals, inspections, reports and other costs related to the Loan. If Purchaser is not able to obtain a commitment for the Loan in an amount not less than 80% of the Purchase Price and on commercially reasonable terms prior to the expiration of the Financing Contingency Period, Purchaser, at its sole option, shall have the right to terminate this Agreement by giving to Seller notice of termination prior to the expiration of the Financing Contingency Period, and the Earnest Money shall be immediately refunded to Purchaser upon request. In addition, upon such a termination, Purchaser shall immediately return the Property Information to Seller. Failure of Purchaser to provide a timely notice of termination shall be deemed a waiver by Purchaser of the provisions of this Paragraph 2.7.
ARTICLE 3: TITLE AND SURVEY REVIEW
     3.1 Delivery of Title Commitment. Within 15 days following the Date of this Agreement, Seller shall cause to be delivered to Purchaser a preliminary report or title commitment issued by Chicago Title Insurance Company (the “Title Commitment”), covering the Property, together with copies of all documents referenced in the Title Commitment. Purchaser, at its option and expense, may obtain a current survey (the “Survey”) of the Property.
     3.2 Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and, if obtained, the Survey. Seller shall have no obligation to cure title objections except liens of an ascertainable amount created by Seller, which liens Seller shall cause to be released at the Closing or affirmatively insured over by Chicago Title Insurance Company. Seller further agrees to remove any exceptions or encumbrances to title which are created by Seller after the Date of this Agreement without Purchaser’s consent. Purchaser may terminate this Agreement and receive a refund of the Earnest Money if Chicago Title Insurance Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions in a material adverse manner, if such additions or modifications are not acceptable to Purchaser and are not removed by the Closing Date. The term “Permitted Exceptions” shall mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that Chicago Title Insurance Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above; items shown on the Existing Survey or the Survey, if obtained, which have not been removed as of the end of the Due Diligence Period and, if no Survey is obtained, then all matters that would be disclosed by an accurate survey; real estate taxes not yet due and payable; and tenants in possession as tenants only under the Leases.
     3.3 Intentionally Deleted.
ARTICLE 4: OPERATIONS AND RISK OF LOSS
     4.1 Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property, including leasing of the Property, substantially in the same manner as it did before the Date of this Agreement.
     4.2 Performance under Leases and Service Contracts. During the pendency of this Agreement, Seller will perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property.
     4.3 New Contracts; New Leases. During the pendency of this Agreement, Seller will not enter into any service contract or similar obligation that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause upon 30-days’ notice and without penalty or cancellation fee, without the prior consent of Purchaser, which shall not be unreasonably withheld or delayed. Prior to the expiration of the Due Diligence Period, Seller shall provide Purchaser with written notice prior to entering into any new Lease, and following the expiration of the Due Diligence Period, Seller shall not enter into any new Lease without the prior written consent of Purchaser.

     4.4 Termination of Service Contracts. During the Due Diligence Period, Purchaser shall notify Seller which Service Contracts Purchaser wishes to assume at Closing. Notwithstanding the foregoing, Purchaser shall assume all Service Contracts that are not terminable on 30 days or less notice or that require the payment of a termination charge (unless Purchaser agrees to pay such termination charge). Purchaser shall pay any transfer or assignment charges due in connection with its assumption of any Service Contracts. Notice of termination for all Service Contracts not assumed by Purchaser shall be given by Seller not later than the Closing Date and any charges due thereunder after the Closing Date and through the date of actual termination shall be included as a prorated expense.
     4.5 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property or any portion thereof shall be materially damaged, or if the Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within 5 days after Purchaser learns of the damage or taking, in which event the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be made for such damage or destruction giving Purchaser a credit at Closing for any deductible under such policies. For the purposes of this paragraph, the phrases “Material damage” and “Materially damaged” means damage reasonably exceeding 10 percent of the Purchase Price to repair.
ARTICLE 5: CLOSING
     5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent.
     5.2 Conditions to the Parties’ Obligations to Close.
     (a) The obligation of Purchaser to consummate the transaction contemplated hereunder is contingent upon the following:
     (i) Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Date of this Agreement and the Closing Date;
     (ii) As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;
     (iii) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.

     (b) The obligation of Seller to consummate the transaction contemplated hereunder is contingent upon the following:
     (a) Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Date of this Agreement and the Closing Date;
     (b) As of the Closing Date, Purchaser shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered; and
     (c) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Purchaser that would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement.
     So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event this Agreement is terminated as a result of Seller’s default, the Earnest Money will be refunded to Purchaser in accordance with the provisions of Paragraph 8.2. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for nonsatisfaction of such condition or for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing.
     5.3 Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
     (a) Deed. A special or limited warranty deed (warranting title for acts by, through or under Seller) (the “Deed”) in the form provided for under the law of the state where the Property is located, or otherwise in conformity with the custom in such jurisdiction and satisfactory to Seller, executed and acknowledged by Seller, conveying Seller’s title to the Property, subject only to the Permitted Exceptions. Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Deed shall be quitclaimed by Seller.
     (b) Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Service Contracts in the form of Exhibit B attached hereto (the “Assignment”), executed by Seller.
     (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property.
     (d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller.
     (e) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
     5.4 Purchaser’s Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

     (a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account at a bank satisfactory to Seller.
     (b) Bill of Sale and Assignment of Leases and Contracts. Assignment, executed by Purchaser.
     (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property.
     (d) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
     5.5 Closing Statements. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.
     5.6 Intentionally Deleted.
     5.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing, subject to the Leases and the Permitted Exceptions.
     5.8 Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager: the original Leases; originals of all contracts (or copies if no originals are available) and receipts for deposits; all keys, if any, used in the operation of the Property; and, if in Seller’s possession or control, a copy of any “as-built” plans and specifications of the Improvements.
     5.9 Notice to Tenants. Seller and Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form Exhibit C attached hereto, or such other form as may be required by applicable state law.
     5.10 Costs. Each party shall pay its portion of the following costs as indicated below:

(a)	Survey — Purchaser
(b)	Title Policy, if any — Purchaser
(c)	Documentary, transfer, excise and similar fees and taxes — Seller and Purchaser shall share equally all documentary, excise, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law
(d)	Recording charges:
(i) Instruments to remove encumbrances that Seller is obligated to remove — Seller
(ii) Deed — Purchaser
(e)	Appraisals, engineering studies, termite inspections, environmental inspections and other inspections and tests desired by Purchaser — Purchaser
(f)	Escrow Fees — The Escrow Agent’s escrow fee shall be evenly divided between the parties. Purchaser shall pay any escrow cancellation fee or other fees due upon a termination of this Agreement.
(g)	Other — Each party shall pay its own attorneys’ fees. All other costs shall be borne according to local custom.

     5.11 Close of Escrow. The Escrow Agent, as agent for the Title Company, shall agree in writing with Seller and Purchaser that recordation of the Deed constitutes its representation that it is holding the closing documents, closing funds and closing statement and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser and in accordance with escrow instructions by each party consistent with this Agreement.
ARTICLE 6: PRORATIONS
     6.1 Prorations. The day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited or charged to Purchaser and the portion thereof applicable to periods ending as of Closing shall be credited or charged to Seller.
     (a) Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the Property for the then current calendar year or other current tax period (collectively, “Taxes”) not yet due and payable shall be prorated. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates. Any refund or rebate of Taxes resulting from a tax protest, challenge or appeal (an “Appeal”) for a tax year ending prior to the Closing Date shall belong to Seller, whether received before or after Closing, and Seller shall have the sole authority to prosecute such Appeals. Any refund or rebate of Taxes, less costs incurred in connection therewith, resulting from an Appeal for the tax year in which the Closing Date occurs shall be prorated between the parties in the same manner as prescribed above, whether received before or after Closing, and Seller shall have the sole authority to prosecute any such Appeal prior to the Closing Date and after the Closing Date Seller and Purchaser shall mutually cooperate in the prosecution of any such Appeal.
     (b) Collected Rent. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Purchaser will make reasonable efforts, without suit, to collect any rents applicable to the period before Closing. Seller may pursue collection as to any rent not collected by Purchaser within 6 months following the Closing Date provided that Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.
     (c) Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.
     (d) Fees and Charges under Leases. Seller shall be responsible for any leasing commissions, tenant improvement costs and allowances, and other out of pocket costs (collectively, “Tenanting Costs”) relating to any Leases existing as of the Date of this Agreement, and Purchaser shall be responsible for any Tenanting Costs relating to any Leases executed on or following the Date of this Agreement, and any such costs shall be subject to adjustment and appropriate credits or charges at Closing.
     (d) Fees and Charges under Service Contracts, Licenses and Permits. Fees and charges under such of the Service Contracts, licenses and permits as are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts, licenses and permits relate shall be prorated.
     6.2 Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under Paragraph 6.1, including Taxes, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice. Seller shall have reasonable access to, and the right to inspect and audit, Purchaser’s books to confirm the final prorations.
     6.3 Service Contracts. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are not terminated as of the Closing Date.
     6.4 Tenant Deposits. All tenant security deposits in Seller’s possession, as reflected on a final Rent Roll delivered to Purchaser (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases, shall be transferred or credited to Purchaser at Closing or placed in escrow if required by law. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits. Purchaser will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any security deposits transferred to Purchaser and will reimburse Seller for any reasonable expenses (including all reasonable attorneys’ fees) incurred or that may be incurred by Seller as a result of any such claims or demands by tenants.
     6.5 Utility Deposits. Purchaser shall be responsible for making any deposits, required with utility companies.
     6.6 Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker, Blue & Obrecht Realty, Inc. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Purchaser is not responsible for any fees due Broker. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES
     7.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:
     (a) Organization and Authority. Seller (or each of them) has been duly organized and is validly existing as a limited liability company, in good standing in their state of formation and qualified to do business in the state in which the Property is located if required by applicable law. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
     (b) Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against the Property, including condemnation proceedings, or against the Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.
     (c) Rent Roll and Operating Statements. To Seller’s knowledge, the Rent Roll provided or to be provided to Purchaser is or will be true, correct and complete in all material respects as of the date thereof. The Operating Statements were prepared by or for Seller in the ordinary course of its business in the same manner as it prepares or obtains such reports for its other properties and are the Operating Statements used and relied upon by Seller in connection with its operation of the Property. Seller will furnish true and correct copies of all Leases affecting the Property, and Seller represents and warrants that all such Leases have not been amended and are currently in full force and effect.
     (d) Service Contracts. To Seller’s knowledge, the list of Service Contracts delivered or to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete in all material respects as of the date of its delivery. Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract.
     (e) Violations. To Seller’s knowledge, Seller has not received written notice from any governmental entity of any violation by Seller of any law, rule or regulation affecting the Property or its use including any environmental law or regulation, nor any written notice that the Property is in violation of any applicable building or zoning code or ordinance, except for any such matters which may have been previously cured by Seller.
     “Seller’s knowledge,” as used in this Agreement means the current actual knowledge of Douglas Thompson, an asset manager of Asset Capital Corporation, Inc., who has responsibility for the management of the Property, without any duty of inquiry or investigation. Purchaser’s sole remedy in the event of a breach of any of the foregoing representations and warranties discovered prior to Closing shall be to elect either to terminate this Agreement and seek return of Purchaser’s Earnest Money, following which neither party shall have any further obligations hereunder, or to proceed to Closing, waiving any claim against Seller and releasing Seller from any liability or obligations in connection therewith. Seller’s maximum aggregate liability for damages arising from all breaches of the foregoing representations discovered after Closing shall be limited to Purchaser’s actual damages (and specifically excluding consequential, punitive and exemplary damages) not to exceed an amount equal to the aggregate Earnest Money deposit made by Purchaser pursuant to this Agreement.

     7.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
     (a) Intentionally Deleted.
     (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
ARTICLE 8: DEFAULT AND DAMAGES
     8.1 Default by Purchaser. If Purchaser shall default in its obligation to close hereunder, Purchaser agrees that Seller shall have the right to terminate this Agreement and to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller’s sole remedy shall be to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder, Seller waiving all other rights and remedies.
     8.2 Default by Seller. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance.
ARTICLE 9: EARNEST MONEY PROVISIONS
     9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.
     9.2 Contract Terminations. Upon a termination of this Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five business days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

     9.3 Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.
     9.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
ARTICLE 10: MISCELLANEOUS
     10.1 Parties Bound. Except for an assignment pursuant to this Paragraph 10.1 or Paragraph 10.16, neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. No assignment permitted under this Agreement shall relieve the assigning party of any liability hereunder, whether arising before or after the date of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.
     At Closing, Purchaser shall be permitted to assign this Agreement, the Earnest Money, and the rights of “Purchaser” in connection therewith, to a “Purchaser’s Affiliate” without the prior written consent of Seller, provided that Purchaser delivers written notice of its intent to do so at least five (5) business days prior to the Closing Date. “Purchaser’s Affiliate” means (a) any entity that directly or indirectly controls, is controlled by or is under common control with Purchaser or members of his family, or (b) any entity at least a majority of whose economic interest is owned by Purchaser or members of his family; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
     10.2 Confidentiality. The Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than representatives and consultants of Purchaser, on a need-to-know basis, who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur. Purchaser shall make no public announcement or disclosure of this Agreement or any non-public information related to this Agreement to outside brokers or third parties before the Closing without the prior written consent of Seller. Purchaser shall not record this Agreement or any memorandum of this Agreement. The confidentiality provisions of this Paragraph 10.2 shall not apply to any disclosures made by Purchaser as required by law, by court order, or in connection with any subpoena served upon Purchaser; provided Purchaser shall provide Seller with written notice before making any such disclosure. The provisions of this Paragraph 10.2 shall survive Closing and the delivery and recordation of the Deed.
     10.3 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
     10.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
     10.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.
     10.6 Survival. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Deed required hereunder only for a period of 12 months immediately following the Closing Date; provided, however the indemnification provisions of Paragraph 2.3, 6.4 and 6.6 and the provisions of Paragraph 6.2 shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim brought after Closing based upon a misrepresentation or a breach of a warranty contained in Article 7 of this Agreement shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 12 months after the Closing Date; and (ii) the amount of damages or losses as a result of such claim suffered or sustained by the party making such claim exceeds $50,000.
     10.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary or otherwise.
     10.8 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
     10.9 Time. Time is of the essence in the performance of this Agreement.
     10.10 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.
     10.11 Notices and Deliveries. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser, notices given by counsel to the Seller shall be deemed given by Seller, and notices given to a party’s counsel shall be deemed given to the party. Notwithstanding the inclusion of a party’s e-mail address in Paragraph 1.1, notices sent by e-mail shall not be effective notice.
     10.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time where the Property is located unless otherwise noted. Any funds or documents delivered to Title Company or Escrow Agent shall only be delivered on a business day, and any funds or documents delivered after 2:00 p.m. local time where the Property is located shall be deemed delivered on the next business day.
     10.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in such proceeding and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any other liability that it may have to any indemnitee. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.
     10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     10.16 Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with §1031 of the Code.
     10.17 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.18 Limitation of Liability. Purchaser acknowledges that the liability of Seller shall be limited to its interests in the Property and the proceeds of sale, and shall not extent to any individual member, partner, officer, director, employee, agent, contractor or other person acting for or on behalf of Seller. Further, as the interests of Seller are held as tenants-in-common, the liability of each party composing Seller hereunder shall be joint (in accordance with each party’s respective interest in the Property), and not several.

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT
Timonium Professional Center, Timonium, MD
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

ACC TIMONIUM LLC, a Delaware limited liability company

		BY:	Asset Capital Partners, L.P., its sole member

			BY:	ACC GP, LLC, its general partner

				BY:	Asset Capital Corporation, Inc., its sole member

			By:	/s/ William B. LeBlanc

			Name:	William B. LeBlanc III

Date:	6/27/06		Title:	President

“Seller”

Date:	6/27/06	/s/ Devindar Sidhu

DEVINDAR S. SIDHU

“Purchaser”
Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9.

CHICAGO TITLE INSURANCE COMPANY

		By:	/s/ Dianne E. Boyle

			Name:	Dianne E. Boyle

Date:	6/28/06		Title:	Assistant Vice President & Commercial Counsel

“Escrow Agent”